GLOBALWISE INVESTMENTS, INC.

COMPENSATION COMMITTEE CHARTER

I.           Purpose

The purpose of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Globalwise Investments, Inc. (the “Corporation”) is to carry out the Board’s responsibilities relating to the review and determination of the compensation of the Corporation’s directors and executive officers.

II.          Composition of the Committee

The Committee shall consist of two or more directors, as determined from time to time by the Board. Each member of the Committee shall be appointed by the Board and shall serve until his or her successor is duly appointed, or until such member’s earlier resignation or removal. The Board may remove or replace any member at any time and for any reason, with or without cause. The Board shall appoint one of the members of the Committee as Chairperson. The Chairperson, or in his or her absence a member designated by the Chairperson, will chair all meetings of the Committee and set the agenda for Committee meetings.

III.         Meetings and Procedures

The Committee shall meet at least twice each year and more frequently as the Committee deems necessary or desirable. The Committee shall report regularly to the Board regarding its actions and make recommendations to the Board as appropriate. The Committee is governed by the same rules regarding meetings (including meetings in person or by telephone or other similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board.

The Committee may, at its own discretion, include in its meetings members of the Corporation’s management, representatives of the independent auditor, the internal auditor, or any other financial or compensation personnel employed or retained by the Corporation or any other person whose presence the Committee believes to be necessary or appropriate. In all cases, however, the chief executive officer (“CEO”) and any other officers shall not be present at meetings at which their compensation or performance is discussed or determined. Also, the Committee may exclude from its meetings any persons it deems appropriate in order to carry out its responsibilities.

The Committee will maintain written minutes of its meetings, which minutes will be maintained with the books and records of the Corporation.

The Committee shall review this Charter at least annually and recommend any proposed changes to the Board for approval.

IV.          Authority and Responsibilities

The Committee will have the resources and authority necessary to discharge its duties and responsibilities. The Committee has authority, to the extent it deems necessary or appropriate in its sole discretion, to retain and terminate its own special legal counsel, compensation consultants, or other experts or consultants, with such fees paid at the Corporation’s expense.

Any compensation consultant retained by the Committee to assist with its responsibilities relating to executive compensation shall not be retained by the Corporation for any compensation or other human resource matters. The compensation consultant, outside counsel and any other advisors retained by the Committee shall be independent as determined in the discretion of the Committee.

The Committee shall have the following authority and responsibilities:

•          To establish and annually review and approve corporate goals and objectives relevant to the compensation of the Corporation’s CEO, evaluate at least annually the CEO’s performance in light of these goals and objectives, and determine and approve the CEO’s compensation based on this evaluation. In evaluating and determining CEO compensation, the Committee shall consider the results of the most recent shareholder advisory vote on executive compensation required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•           To approve the compensation of all other executive officers. In evaluating and determining executive compensation, the Committee shall consider the results of the most recent shareholder advisory vote on executive compensation required by Section 14A of the Exchange Act.

•           To review and approve and, when appropriate, recommend to the Board for approval, the employment agreements and severance arrangements or plans, including any benefits to be provided in connection with a change in control, for the CEO and other executive officers, which includes the ability to adopt, amend and terminate such agreements, arrangements or plans. In reviewing and approving such agreements, the Committee shall consider the results of the most recent shareholder advisory vote on executive compensation required by Section 14A of the Exchange Act.

•           To review and approve and, when appropriate, recommend to the Board for approval, incentive compensation plans and equity-based plans, and where appropriate or required, recommend for approval by the shareholders of the Corporation, which includes the ability to adopt, amend and terminate such plans. In reviewing and approving such plans, the Committee shall consider the results of the most recent shareholder advisory vote on executive compensation required by Section 14A of the Exchange Act. The Committee shall also have the authority to administer the Corporation’s incentive compensation plans and equity-based plans, including:

-	Setting performance targets relating to performance-based equity awards as appropriate, and committing to writing any and all such performance targets for all executive officers who may be “covered employees” under Section 162(m) of the Internal Revenue Code (the “Code”) in order for such target to be “pre-established” within the meaning of Section 162(m);

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-	Certifying that any and all performance targets used for any performance-based equity compensation plans or awards have been met before vesting, before payment of any award amounts, or before exercise of any executive award granted under any such awards or plans;

-	Reviewing, recommending and approving any awards under any equity compensation plan to executive officers and other eligible employees; and

-	Approving which executive officers are entitled to awards under the Corporation’s equity compensation plans.

•           To administer any annual bonus or long-term incentive cash-based compensation plans, including:

-	Setting performance goals as appropriate and committing to writing any and all performance targets for all executive officers who may be “covered employees” under Section 162(m) of the Code within the first 90 days of the performance period to which such target relates or, if shorter, within the period provided by Section 162(m) of the Code in order for such target to be “pre-established” within the meaning of Section 162(m);
-	Certifying that any and all performance targets used for any performance-based compensation plans have been met before payment of any executive bonus or compensation under any such plans;
-	Reviewing, recommending and approving the amount of any non-performance-based incentive compensation payable to the executive officers; and
-	Approving all amendments to, and terminations of, all cash compensation plans and any awards under such plans.

•           To review, and when appropriate, recommend to the Board for approval, all employee benefit plans for the Corporation, which includes the ability to adopt, amend and terminate such plans. The Committee shall also have the authority to administer such plans.

•           To determine stock ownership guidelines for the CEO and other executive officers and monitor compliance by executive officers with such guidelines.

•           To periodically review and make recommendations to the Board with respect to the compensation of the Corporation’s directors. No member of the Committee will act to fix his or her own compensation except for uniform compensation to directors for their services as a director.

•           To advise the Board with respect to the setting of compensation for senior executives whose compensation is not otherwise determined by the Committee.

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•           To establish and periodically review all policies concerning executive officer perquisite benefits.

•           To review and discuss with management the Corporation’s Compensation Discussion & Analysis (“CD&A”) and the related executive compensation information, recommend that the CD&A and related executive compensation information be included in the Corporation’s annual report on Form 10-K and the proxy statement and to produce the compensation committee report on executive officer compensation required to be included in the Corporation’s proxy statement or annual report on Form 10-K.

•           To review and recommend to the Board for approval the frequency with which the Corporation will conduct shareholder advisory votes on executive compensation (“Say on Pay Vote”), taking into account the results of the most recent shareholder advisory vote on frequency of Say on Pay Votes required by Section 14A of the Exchange Act, and review and approve the proposals regarding the Say on Pay Vote and the frequency of the Say on Pay Vote to be included in the Corporation’s proxy statement.

•           To review the Corporation’s policies on the tax deductibility of compensation paid to “covered employees” (under Section 162(m)) and, as and when required, administer plans, establish performance goals and certify that performance goals have been attained for purposes of Section 162(m);

•           To review the Corporation’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, to review and discuss at least annually the relationship between risk management policies and practices and compensation, and to evaluate compensation policies and practices that could mitigate any such risk.

V.          Delegation of Authority

The Committee shall have the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Committee may deem appropriate in its sole discretion.

VI.          Performance Evaluation

On an annual basis, the Committee will evaluate its own performance against the requirements of this Charter and report the results of its evaluation to the Board.

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